EXHIBIT 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Sale of Private Label Securities

MONESSEN, PA—December 17, 2010 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced that it has restructured a portion of its investment portfolio by selling collateralized mortgage obligations with a book value of $7,195,000 at a pre-tax loss of $635,000.  The securities that were sold were private label REMICs backed by Alt-A fixed-rate mortgage loans.  The Company replaced these securities with debt securities of U.S. Government-sponsored enterprises.

“Although we had previously recorded impairment charges on  these securities,” said Patrick G. O’Brien, President and Chief Executive Officer, “this quarter we have become increasingly concerned about the ability of the underlying borrowers to service their mortgage loans and, as a result, about future additional impairment on these securities.  We determined that it would be in the best interest of the Company to eliminate the risk of additional, future losses on these securities by eliminating them from our portfolio.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.